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                                                                      EXHIBIT 99

Wednesday January 7, 12:32 pm Eastern Time

Company Press Release

Atria Acquires Additional Facilities In Texas

Transaction Expands Geographic Presence In Southwest

LOUISVILLE, Ky.--(BUSINESS WIRE)--Jan. 7, 1998--Atria Communities, Inc. (Nasdaq/NM:ATRC-news) today announced that it has reached an agreement to acquire five healthcare facilities in Texas. The transaction, valued at $31.7 million, is expected to close by February 1, 1998. The facilities include the Briarcliff Village complex in Tyler, Texas that encompasses a 62-unit assisted living community, a 100-unit independent living community and a 242-bed nursing center. The other two facilities are the Village at Copeland, a 72-unit assisted living center also located in Tyler, and the Chandler Health Care Center, a 90-bed nursing center in nearby Chandler, Texas.

"Although our strategic plan remains firmly focused on developing and operating assisted living communities, this transaction represented an attractive opportunity to accelerate our presence in this region of Texas," remarked W. Patrick Mulloy II, Atria's president and chief executive officer. "We have four assisted living communities under development in the metropolitan area of Dallas. We also are currently operating one assisted living community in Houston and have three other communities under development there. The facilities in Tyler and Chandler match well geographically with the units under development."

Atria, based in Louisville, Kentucky, is a leading national provider of assisted and independent living services for the elderly. Including these newly acquired facilities, the Company currently operates 46 communities in 19 states with a resident capacity of 4,736 units, including 2,407 assisted living units, 1,997 independent living units and 332 skilled nursing beds. Atria has 44 additional communities currently under development.



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Contact:

     Atria Communities Inc., Louisville
     J. Timothy Wesley, 502/596-7178